Exhibit 99.1

NAVISTAR DELAYS FILING FORM 10-K DUE TO RESTATEMENT;
REAFFIRMS FIRST QUARTER EARNINGS GUIDANCE;
2004 EARNINGS ANTICIPATED TO BE POSITIVELY IMPACTED BY RESTATEMENT

WARRENVILLE, Ill. - January 31, 2005 - Navistar International Corporation (NYSE: NAV), the nation’s largest combined commercial truck and mid-range diesel engine producer, announced today that it cannot timely file its Form 10-K for the fiscal year ended October 31, 2004 within the extended filing deadline.

Both Navistar and its finance subsidiary, Navistar Financial Corporation, will restate their financial statements for fiscal years 2002 and 2003 and the first three quarters of fiscal year 2004. Further details are available in each company’s Form 8-K filed today with the Securities and Exchange Commission and can be found at the company’s website at www.nav-international.com.

Management continues to expect that 2004 earnings, as previously released on a preliminary basis in December, will be positively impacted by the restatement.

Final results for fiscal year 2004 and Form 10-K will be filed with the Securities and Exchange Commission as soon as practical. The company expects the filing to be no later than February 28.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, emphasized that he expects revenue and earnings momentum to continue. He reaffirmed that earnings per share for the three months ending January 31, 2005 should be within the previously announced range of $0.20 to $0.25 per fully diluted common share. Since the company’s 2004 Form 10-K has been delayed, the company and its finance subsidiary may be delayed in announcing first quarter results and /or filing first quarter financial statements.

Management believes the delay in filing the Form 10-K should not result in any adverse action against the company by its lenders, even though the delay will result in the company being unable to comply promptly with requirements in various debt agreements and financial arrangements for delivery of year-end financial statements.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. With the broadest distribution network in North America, the company also provides financing for customers and dealers. Additional information is available at www.nav-international.com.

Forward Looking Statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions, including the risk of possible changes in the work required to complete the restatement of the financial statements. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2003.

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